UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 29, 2006

VIEWPOINT FINANCIAL GROUP

(Exact name of Registrant as specified in its Charter)

United States	001-32992	20-4484783
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

1309 W. 15th Street, Plano, Texas	75075
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (972) 578-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 29, 2006, ViewPoint Bank completed its reorganization (the "Reorganization") into the mutual holding company structure and completed the sale of 11,604,938 shares of its common stock at $10.00 per share in a subscription offering to the Bank's members. Upon completion of the Reorganization, Mr. Garold Base's existing employment agreement with ViewPoint Bank terminated, and ViewPoint Bank and ViewPoint Financial Group entered into new employment agreements with Mr. Base. These agreements have a three-year term, with annual one-year extensions subject to approval by the board of directors. There is no duplication of salary or benefits by ViewPoint Bank and ViewPoint Financial Group. The initial annual base salary is $460,000, Mr. Base's current annual salary. The amount of annual base salary is to be reviewed by the board of directors each year. Mr. Base will is also entitled under the employment agreements to: an annual incentive opportunity subject to performance goals approved by the board of directors, up to a maximum of 45% of his base salary; participation in any stock-based compensation plans; a term life insurance policy in an amount of $750,000; an executive benefits allowance of $20,000 per year; club membership dues and related fees and expenses for clubs approved by the board; a security system for his home and monthly service for the system; an annual medical examination; supplemental executive retirement plan approved by the board of directors; and participation in any other retirement plans, group insurance and other benefits provided to full time ViewPoint Bank employees generally and in which executive officers participate. Mr. Base also is entitled to expense reimbursement, professional and educational dues, expenses for programs related to ViewPoint Bank operations, including travel costs for himself and for his spouse if she accompanies him and, at the time his employment terminates for any reason, payment at the current rate of base salary for 90 days' accrued vacation.

Under the employment agreements, if Mr. Base's employment is terminated for any reason other than cause, death, retirement, or disability, or if he resigns following certain events such as relocation or demotion, he will be entitled to liquidated damages during the term of the agreement then remaining. The liquidated damages consist of continued payments of base salary, continued insurance coverage, continued eligibility under benefit programs for former officers and employees, and payments equal to amounts that the employer would have contributed under qualified and non-qualified retirement plans if he had been employed for during the remainder of the term of the agreement. The liquidated damages would be subject to mitigation.

The employment agreements include an agreement not to compete with ViewPoint Bank and ViewPoint Financial Group in the delivery of financial services for a period of 18 months following termination of employment. The value of compensation and benefits payable under the agreements is capped so as to prevent imposition of the golden parachute tax under Section 280G of the Internal Revenue Code.

In addition, upon completion of the Reorganization, ViewPoint Bank entered into severance agreements with Mark E. Hord, Patti E. McKee and Donna K. Neal, and three other officers. The severance agreements for Mr. Hord and Ms. McKee provide that ViewPoint Bank will pay to the employee an amount equal to 18 months of the employee's current salary, and Ms. Neal's agreement provides for 12 months of current salary (the agreements with the other three officers provide for between 12 and 18 months) if the employee suffers involuntary termination of employment in connection with or within 12 months after a change in control. For purposes of the severance agreement, "involuntary termination" means termination of employment without cause, a reduction in the amount of the employee's base salary, a material adverse change to the employee's benefits other than as part of a program applicable to all ViewPoint Bank senior executive officers, relocation of the employee's principal place of employment to a location more than 50 miles from Plano, Texas, or a material demotion of the employee; and the term "change in control" means any of the following events: (i) any third person becomes the owner of shares of ViewPoint Bank or ViewPoint Financial Group with respect to which 25% or more of the total number of votes for election of the Board may be cast; (ii) persons who were a majority of the directors of ViewPoint Financial Group or ViewPoint Bank cease to constitute a majority as the result of or in connection with a tender offer, merger or sale, or similar event; and (iii) the stockholders of ViewPoint Financial Group approve an agreement providing for a transaction in which ViewPoint Financial Group will cease to be an independent public company or for the sale of all or substantially all of ViewPoint Financial Group assets. The term of the severance agreement is 12 months.

Item 1.02 Termination of a Material Definitive Agreement

On September 29, 2006, upon completion of the Reorganization, Mr. Base's existing employment agreement with ViewPoint Bank was terminated. See Item 1.01 above.

Item 8.01 Other Events

On September 29, 2006, ViewPoint Financial Group issued the attached press release announcing the completion of its mutual holding company reorganization and initial public offering.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit 10.1 - Employment Agreement by and between ViewPoint Financial Group and Garold R. Base

Exhibit 10.2 - Employment Agreement by and between ViewPoint Bank and Garold R. Base

Exhibit 10.3 - Form of Severance Agreement

Exhibit 99.1 - Press Release dated September 29, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

VIEWPOINT FINANCIAL GROUP

Date:	October 3, 2006	By: /s/ Mark E. Hord Mark E. Hord, Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement by and between ViewPoint Financial Group and Garold R. Base
10.2	Employment Agreement by and between ViewPoint Bank and Garold R. Base
10.3	Form of Severance Agreement
99.1	Press Release dated September 29, 2006